Exhibit 5.1

June 14, 2024

Vistagen Therapeutics, Inc.

343 Allerton Avenue

South San Francisco, CA 94090

Ladies and Gentlemen:

We have acted as counsel to Vistagen Therapeutics, Inc., a Nevada corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of (i) 4,400,000 shares (the “2019 Plan Shares”) of its common stock, $0.001 par value per share (“Common Stock”), issuable pursuant to the Registrant’s Amended and Restated 2019 Omnibus Equity Incentive Plan, as amended (the “2019 Plan”); and (ii) 966,666 shares (the “ESPP Shares”) of the Company’s Common Stock issuable under the Vistagen Therapeutics, Inc. Amended 2019 Employee Stock Purchase Plan (the “2019 ESPP” and, together with the 2019 Plan Shares, the “Plan Shares”).

In connection with this opinion letter, we have examined and relied upon the Registration Statement, the Company’s Restated and Amended Articles of Incorporation and Amended and Restated Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as we have deemed relevant in connection with this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, and the accuracy, completeness and authenticity of certificates of public officials.

The opinions set forth in this letter are limited to the Nevada Revised Statutes and the law of the State of California, in each case as in effect on the date hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities or to the sale or issuance thereof. On the basis of the foregoing, and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Plan Shares have been duly authorized by all necessary corporate action on the part of the Company, and when and to the extent issued in accordance with the terms of the 2019 Plan and the 2019 ESPP and, with respect to the 2019 Plan, when and to the extent issued in accordance with the terms of any award agreement entered into under the 2019 Plan, the Plan Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Disclosure Law Group

Disclosure Law Group, a Professional Corporation